UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2019

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
8% Cumulative Redeemable Preferred Stock	CHSCP	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 1	CHSCO	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 2	CHSCN	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3	CHSCM	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 4	CHSCL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2019, at the Annual Meeting (the “Annual Meeting”) of the members of CHS Inc. (“CHS”), each of the following directors was re-elected to the Board of Directors of CHS (the “Board”) for a three-year term: Mark Farrell, Alan Holm and Steve Riegel. Two new directors, Hal Clemensen and Kevin Throener, were also elected to the Board for a three-year term at the Annual Meeting. The following directors’ terms of office continued after the Annual Meeting: David Beckman, Clinton J. Blew, Scott Cordes, Jon Erickson, Steve Fritel, David Johnsrud, Tracy Jones, David Kayser, Russell Kehl, Edward Malesich, Perry Meyer and Daniel Schurr.
Newly-elected director Hal Clemensen succeeds former director Randy Knecht, who retired from the Board on December 6, 2019, and will represent CHS members in Region 4, which covers the state of South Dakota. Mr. Clemensen has been the President of the Board of Directors of Agtegra Cooperative since its formation in 2018. Mr. Clemensen was the President of South Dakota Wheat Growers Association from 2005 until its merger with North Central Farmers Elevator in 2018, was its Secretary from 2002 to 2005 and was a Director of South Dakota Wheat Growers Association from 1997 to 2002. Mr. Clemensen was a Director and is an active member of South Dakota Soybean Association and is an active member of South Dakota Corn Growers. Mr. Clemensen was named the Farm Cooperative Director of the Year in 2015 by the National Council of Farmer Cooperatives. Mr. Clemensen operates a farm near Conde, South Dakota that raises corn, soybeans and wheat. Mr. Clemensen holds a Bachelor of Science degree in Agricultural Economics and Agricultural Business from South Dakota State University. Mr. Clemensen has been appointed to the Board’s Government Relations Committee and the Board’s Corporate Risk Committee.

Newly-elected director Kevin Throener succeeds former director Dennis Carlson, who retired from the Board on December 6, 2019, and will represent CHS members in Region 3, which covers the state of North Dakota. Mr. Throener has been a Director of CHS Dakota Plains Ag since 2014 and has been the Vice President of the Sargent County Farmers Union Board of Directors since 2007. Mr. Throener has served on the Cogswell, North Dakota Volunteer Fire Department since 1997 and was its Fire Chief from 2010 to 2018. Mr. Throener operates a farm near Cogswell, North Dakota that raises corn, soybeans and alfalfa and operates a feed lot and a cow/calf business. Mr. Throener studied Agricultural Systems Management at North Dakota State University. Mr. Throener has been appointed to the Board’s Governance Committee and to the CHS Foundation Board of Trustees.
For a description of the compensatory plans and arrangements to which Messrs. Clemensen and Throener are a party, or in which they participate, as a result of their election to the Board, please see the “Director Compensation” section in Item 11, Executive Compensation, of CHS’s Annual Report on Form 10-K for the year ended August 31, 2019, which CHS filed with the Securities and Exchange Commission on November 6, 2019.

Because CHS directors must be active patrons of CHS, or of an affiliated association, transactions between CHS and its directors are customary and expected. Transactions include the sales of commodities to CHS and the purchases of products and services from CHS, as well as patronage refunds and equity redemptions received from CHS. Since September 1, 2018, the value of those transactions between Mr. Clemensen (and his respective immediate family members, which include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing his household) and CHS has not exceeded $120,000. Since September 1, 2018, the value of those transactions between Mr. Throener (and his respective immediate family members, which include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing his household) and CHS equaled approximately $4,845,000.

On December 6, 2019, following the Annual Meeting, the Board held its annual re-organizational meeting, at which each of the following Board officers was elected for a one-year term: Daniel Schurr was re-elected Chairman of the Board; Clinton J. Blew was re-elected as First Vice Chairman of the Board; Russell Kehl was elected as Secretary-Treasurer of the Board; Jon Erickson was re-elected as Second Vice Chairman of the Board; and Steve Riegel was re-elected as Assistant Secretary-Treasurer of the Board.

Item 7.01.    Regulation FD Disclosure.
On December 10, 2019, CHS issued a press release announcing the results of the election of directors to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 10, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

Date: December 10, 2019	By:	/s/ Angela Olsonawski
Angela Olsonawski
Senior Vice President, Interim Chief Financial Officer and Corporate Treasurer